UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 28, 2006

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   508-597-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

PRIVATE PLACEMENT

        In connection with the private placement of shares of our common stock (the “Financing Transaction”) to certain investors on November 28, 2006 (each an “Investor” and collectively, the “Investors”), we entered into the following agreements: (i) a Placement Agency Agreement with our placement agent (the “Placement Agent”) dated October 17, 2006, as amended on November 8, 2006 (the “Placement Agency Agreement”); (ii) subscription agreements with the Investors to collectively purchase Twenty Seven Million Three Hundred Thirty Three Thousand Three Hundred Twenty Nine (27,333,329) shares of our common stock for aggregate gross proceeds to us of Four Million One Hundred Thousand Dollars ($4,100,000), each dated November 28, 2006; (iii) a warrant issued to the Placement Agent to purchase One Million Three Hundred Sixty Six Thousand Six Hundred Sixty Six (1,366,666) shares of our common stock dated November 28, 2006 (the “the Placement Agent Warrant”); and (iv) lock-up agreements with our officers, directors and certain principal stockholders, each dated November 13, 2006 (the “Lock-Up Agreements”).

        Placement Agency Agreement

        Pursuant to the terms of the Placement Agency Agreement, the minimum investment amount necessary in order to conduct a first closing was Four Million Dollars ($4,000,000) (the “Minimum Investment Amount”). On November 28, 2006, the first closing occurred upon receipt of subscriptions from Investors in the aggregate amount of Four Million One Hundred Thousand Dollars ($4,100,000) (the “First Closing”), at which time we issued, in the aggregate, to the Investors Twenty Seven Million Three Hundred Thirty Three Thousand Three Hundred Twenty Nine (27,333,329) shares of our common stock at a purchase price per share of Fifteen Cents ($0.15) (the “Shares”).

        Pursuant to the terms of the Placement Agency Agreement, we may sell shares of common stock in the Financing Transaction in value of up to Ten Million Dollars ($10,000,000) at a purchase price per share of Fifteen Cents ($0.15) (the “Maximum Investment Amount”); provided, however, that the Maximum Investment Amount may be increased by Five Million Dollars ($5,000,000) by mutual agreement between us and the Placement Agent. If we sold the Maximum Investment Amount of Ten Million Dollars ($10,000,000), we would issue a total of Sixty Six Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six (66,666,666) shares of our common stock pursuant to the Placement Agency Agreement. If both parties agreed to increase the Maximum Investment Amount by Five Million Dollars ($5,000,000) and we sold the Maximum Investment Amount of Fifteen Million Dollars ($15,000,000), we would issue a total of One Hundred Million (100,000,000) shares of our common stock pursuant to the Placement Agency Agreement.

        Pursuant to the terms of the Placement Agency Agreement, we may conduct subsequent closings in the Financing Transaction until the earlier to occur of: (i) the sale of the Maximum Investment Amount; or (ii) December 31, 2006, which date may be extended at the Placement Agent’s option for up to thirty (30) days provided the sale of the Minimum Investment Amount has been obtained by December 31, 2006 (the “Termination Date”).

        Pursuant to the terms of the Placement Agency Agreement, at each closing of the Financing Transaction, we shall: (i) pay to the Placement Agent, a cash fee equal to seven and a half percent (7.5%) of the gross proceeds received by us in such closing (the “Placement Agent Fees”); and (ii) issue to the Placement Agent, or its respective designees, in the aggregate, five (5) year warrants to purchase that number of shares of our common stock equal to five percent (5%) of the common stock sold in such closing at an exercise price of Fifteen Cents ($0.15) per share (the “Placement Agent Warrants”).

        In connection with the First Closing, we: (i) paid the Placement Agent a Placement Agent Fee equal to seven and a half percent (7.5%) of the gross proceeds received in the First Closing, or Three Hundred Seven Thousand Five Hundred Dollars ($307,500); and (ii) issued to the Placement Agent the Placement Agent Warrant to purchase that number of shares of our common stock equal to five percent (5%) of the common stock sold in the First Closing at an exercise price equal to Fifteen Cents ($0.15) per share, or a warrant to purchase One Million Three Hundred Sixty Six Thousand Six Hundred Sixty Six (1,366,666) shares of our common stock.

        Subscription Agreements

        Pursuant to the Subscription Agreements, on November 28, 2006, we agreed to sell, and the Investors agreed to purchase, Twenty Seven Million Three Hundred Thirty Three Thousand Three Hundred Twenty Nine (27,333,329) shares of our common stock for an aggregate purchase price of Four Million One Hundred Thousand Dollars ($4,100,000), at a purchase price per share of Fifteen Cents ($0.15). The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration of the Shares or an applicable exemption from the registration requirements.

        Pursuant to the Subscription Agreements, we granted the Investors (i) automatic registration rights (the “Automatic Registration Rights”), and (ii) piggyback registration rights, in each case related to the Shares.

        Pursuant to the Automatic Registration Rights, we agreed that no later than three (3) months following the final closing (the “Final Closing”) of the Financing Transaction (the “Filing Date”), we would prepare and file a registration statement (the “Registration Statement”) under the Securities Act with the Securities and Exchange Commission (the “SEC”) covering the resale of the Shares, and that we would use our best efforts to cause the Registration Statement to become effective within six (6) months after the Final Closing (the “Effectiveness Date”). In the event that the Registration Statement has not been filed by the Filing Date or has not been declared effective by the Effectiveness Date, we are obligated to pay to each holder of Shares an amount in cash, as liquidated damages and not as a penalty, equal to one percent (1%) of the aggregate purchase price paid by each such holder for the Shares that are then held by each such holder for each thirty (30) day period until such time as the Registration Statement is filed or declared effective, as the case may be.

        Lock-Up Agreements

        In addition, in connection with the Financing Transaction, on November 13, 2006, we entered into Lock-Up Agreements with each of the following individuals: Dr. Philip Lavin, Michael Falk, Fred Sancilio, Cecilio Rodriguez, Robert Tucker, Alastair McEwan, Scott Millman, Dr. Gene Resnick, Anthony Allocca, David Schoenfeld, Ellen Schoenfeld Beeks and ComVest Investment Partners II LLC (each, a “Securityholder”). In general, the Lock-Up Agreements preclude each of the foregoing individuals from directly or indirectly offering, selling, pledging, contracting to sell (including any short sale), granting any option to purchase, entering into any contract to sell or otherwise disposing of or transferring any shares of our common stock or our other equity securities or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, our common stock, until the earlier of: (i) the date on which a registration statement covering the Shares and the Placement Agent Warrant is declared effective by the SEC; and (ii) the date on which all of the Shares and shares of common stock underlying the Placement Agent Warrants may be sold in the public market without an effective registration statement under Rule 144(k) of the Securities Act.

        On November 20, 2006, we entered into a letter agreement with the Placement Agent that supplements all of the Lock-Up Agreements by providing that in the event that the Placement Agent releases ComVest Investment Partners II LLC or an affiliate (“ComVest”), from its Lock-Up Agreement to sell any of our securities (the “ComVest Securities”) at any time or from time to time, then the Placement Agent shall immediately release each Securityholder who has entered into a Lock-Up Agreement with the Placement Agent such that each such Securityholder shall immediately be entitled to sell the same proportion of shares sold by ComVest irrespective of the lock-up provisions contained in Section 1 of each Lock-Up Agreement.

PREFERRED STOCK CONVERSION

        As a condition precedent to the Financing Transaction, simultaneously with the First Closing, all of the shares of our Series D Convertible Preferred Stock that were then outstanding (the “Series D Preferred”) and all of the shares of our Series E Convertible Preferred Stock that were then outstanding (the “Series E Preferred”) were automatically converted into shares of our common stock in accordance with the terms of the certificate of designation related to such preferred stock (the “Preferred Stock Conversion”).

        Prior to the First Closing, we had: (i) Sixteen Thousand Five Hundred (16,500) shares of our Series D Preferred outstanding, which at the First Closing automatically converted into Two Hundred Thirty Five Million Seven Hundred Fourteen Thousand Two Hundred Fourteen (235,714,214) shares of our common stock at a conversion ratio of 14,285.71 shares of common stock for each share of Series D Preferred outstanding; and (ii) Eight Thousand Three Hundred (8,300) shares of our Series E Preferred outstanding, which at the First Closing automatically converted into Seventy Five Million Four Hundred Fifty Four Thousand Five Hundred Fifty One (75,454,551) shares of our common stock at a conversion ratio of 9090.91 shares of our common stock for each share of Series E Preferred outstanding. As of the First Closing, the Series D Preferred and Series E Preferred were retired and cancelled in accordance with our certificate of incorporation.

        As of the date hereof, after giving effect to the First Closing and the Preferred Stock Conversion, we have a total of Four Hundred Ninety Eight Million Three Hundred Seventy Eight Thousand Eight Hundred Thirty (498,378,830) shares of common stock issued and outstanding, all of which are validly issued, fully paid and non-assessable.

Item 3.02	Unregistered Sales of Equity Securities.

        On November 28, 2006, in connection with the Financing Transaction, we issued and sold Twenty Seven Million Three Hundred Thirty Three Thousand Three Hundred Twenty Nine (27,333,329) shares of our common stock to the Investors for aggregate gross proceeds to us of Four Million One Hundred Thousand Dollars ($4,100,000) and aggregate net proceeds to us of Three Million Seven Hundred Ninety Two Thousand Five Hundred Dollars ($3,792,500) after deducting the Placement Agent Fee of Three Hundred Seven Thousand Five Hundred Dollars ($307,500) that we paid to the Placement Agent. Reference is made to the disclosure set forth in Item 1.01 above for a complete description of the transaction.

        On November 28, 2006, in connection with the Financing Transaction, we issued a Placement Agent Warrant to the Placement Agent to purchase up to One Million Three Hundred Sixty Six Thousand Six Hundred Sixty Six (1,366,666) shares of our common stock at an exercise price of $0.15 per share. The Placement Agent Warrant may be exercised at any time until November 28, 2011. Reference is made to the disclosure set forth in Item 1.01 for a complete description of the transaction.

        On November 28, 2006, in connection with the Financing Transaction, all Sixteen Thousand Five Hundred (16,500) shares of our Series D Preferred that were then outstanding automatically converted into Two Hundred Thirty Five Million Seven Hundred Fourteen Thousand Two Hundred Fourteen (235,714,214) shares of our common stock, at a conversion ratio of 14,285.71 shares of common stock for each share of Series D Preferred outstanding. Reference is made to the disclosure set forth in Item 1.01 above for a complete description of the transaction.

        On November 28, 2006, in connection with the Financing Transaction, all Eight Thousand Three Hundred (8,300) shares of our Series E Preferred that were then outstanding automatically converted into Seventy Five Million Four Hundred Fifty Four Thousand Five Hundred Fifty One (75,454,551) shares of our common stock, at a conversion ratio of 9090.91 shares of our common stock for each share of Series E Preferred outstanding. Reference is made to the disclosure set forth in Item 1.01 above for a complete description of the transaction.

        The offers and sales of these securities were deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to share certificates issued in such transactions. All recipients had adequate access to information about us.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.
By: /s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated: December 1, 2006